Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter and 2004 Financial Results

- 2004 Adjusted Earnings Increase 60.2% -

RESTON, Va. – February 10, 2005 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported fourth quarter and full-year 2004 results.

Total revenue for the fourth quarter of 2004 increased 3.4% to $63.4 million from fourth quarter 2003 revenues of $61.4 million. Gross margin in the fourth quarter of 2004 of 54.0% increased 760 basis points from fourth quarter 2003 gross margin of 46.4%. Included in revenue and cost of sales for the fourth quarter 2003 is $1.5 million associated with certain telecommunication charges incurred by us and billed to customers in our Telecommunication Services Division.  Excluding these charges, total revenue for the fourth quarter of 2004 increased 6.1% to $63.4 million from fourth quarter 2003 revenues of $59.8 million, and gross margin in the fourth quarter of 2004 increased 640 basis points from fourth quarter 2003 gross margin of 47.6%.

Fourth quarter 2004 GAAP net income attributable to common stockholders was $2.4 million, or $0.09 per share, versus a fourth quarter 2003 GAAP net loss attributable to common stockholders of $3.1 million, or $(0.25) per share. Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter of 2004 increased 14.6% to $17.9 million from fourth quarter 2003 EBITDA before stock compensation expense of $15.6 million. Adjusted earnings for the fourth quarter of 2004 increased 54.1% to $7.7 million, or $0.27 per share, from fourth quarter 2003 adjusted earnings of $5.0 million, or $0.40 per share. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

As previously announced during the quarter, the Company won the following customer contracts:

•                  An electronic foreign exchange transaction routing agreement with Hotspot FXi

•                  An agreement to exclusively provide internal Signaling System 7 (SS7) signaling for ICG Communications, in addition to TNS’ acquisition of all ICG’s customer contracts and certain assets relating its SS7 network

•                  A renewal of an agreement with Metavante Corporation, the financial technology subsidiary of Marshall & Ilsley Corporation, to be the primary transaction network provider for dial ATM traffic in the U.S.

•                  A 5-year agreement with PayPoint in the United Kingdom to provide dial-up connectivity between its 12,000 retail terminals and its headquarters.

Jack McDonnell, Chairman and CEO, commented, “TNS’ fourth quarter performance was at the high end of our expectations.  Performances in our international and financial services divisions continued to be very strong, offsetting the anticipated lower revenues in our domestic POS division, and contributing to sustained, strong margin expansion.  In 2005, our objectives remain to leverage our infrastructure capacity, our global networks and our leadership in customer service to capture substantial growth opportunities in our divisions.  In our international, financial and telecommunication services divisions, we are working to further extend our reach in growing markets, adding customers and usage within customers.  In our POS division, we will focus on penetrating existing customers and new vertical markets with our dedicated, wireless and IP capabilities and selectively add products that complement our offering. We are very proud of our 2004 achievements and look forward to another year of robust growth.”

Financial Review:

•                  Fourth quarter 2004 total revenue increased 3.4% to $63.4 million from fourth quarter 2003 revenue of $61.4 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 45.4% to $22.3 million from fourth quarter 2003 revenue of $15.4 million.  ISD revenue sharply increased through higher volumes from POS customers mainly in the U.K., Australia, France, Spain and Italy.

•                  Revenue from the Financial Services Division increased 19.5% to $6.8 million from fourth quarter 2003 revenue of $5.7 million through growth in the number of customer connections.

•                  Revenue from the Telecommunication Services Division decreased 8.4% to $8.7 million from fourth quarter 2003 revenue of $9.5 million. Included in TSD revenues for the fourth quarter 2003 is $1.5 million associated with certain telecommunication charges incurred by us and billed to our TSD customers.  Excluding these charges, TSD revenue for the fourth quarter of 2004 increased 8.8% to $8.7 million from fourth quarter 2003 revenues of $8.0 million.

•                  Revenue from the POS Division decreased 16.9% to $25.6 million on 1.68 billion transactions from $30.8 million in fourth quarter 2003 on 2.0 billion transactions. The decrease in fourth quarter 2004 POS Division revenue is primarily due to lower transaction volumes with a major customer.

•                  Fourth quarter 2004 gross margin of 54.0% increased 760 basis points from fourth quarter 2003.  Included in cost of sales for the fourth quarter 2003 is $1.5 million associated with certain telecommunication charges incurred in our Telecommunication Services Division.  Excluding these charges, gross margin in the fourth quarter of 2004 increased 640 basis points from fourth quarter 2003 gross margin of 47.6%. This margin improvement reflects increased contribution from ISD and FSD as well as continued network cost improvements.

Separately, during the fourth quarter, the Company completed a follow-on offering of 5,435,800 shares of common stock at $20.00 per share in which the Company sold 1,202,976 shares and selling stockholders sold 4,232,824 shares.  The Company used its net proceeds of approximately $22.2 million to repay a portion of its long-term debt.

Total revenue for the full year 2004 increased 11.5% to $249.1 million from 2003 revenues of $223.4 million.  Gross margin for the full year 2004 of 51.7% increased 540 basis points from 2003 gross margin of 46.3%.  Full year 2004 GAAP net income attributable to common stockholders was $1.6 million, or $0.06 per share, versus 2003 GAAP net loss of $16.2 million, or $(1.31) per share. EBITDA before stock compensation expense for the full year 2004 increased 20.8% to $66.0 million from 2003 EBITDA before stock compensation expense of $54.6 million. Adjusted earnings for the full year 2004 increased 60.2% to $25.4 million, or $1.04 per share, from 2003 adjusted earnings of $15.9 million, or $1.28 per share.

Outlook:

•                  Total revenue growth of 7-9% to $266.0-$272.0 million for the year ended December 31, 2005 versus $249.1 million for the year ended December 31, 2004.

•                  Adjusted earnings growth of 10-14% to $28.0-$29.0 million for the year ended December 31, 2005 versus $25.4 million for the year ended December 31, 2004.

•                  Total revenue of $61.0-$61.5 million for the first quarter of 2005 versus $60.2 million for the first quarter of 2004.

•                  Adjusted earnings of $5.1-$5.4 million for the first quarter of 2005 versus $4.9 million for the first quarter of 2004.

Henry Graham, Executive Vice President and CFO, commented, “In 2004, we have achieved our objectives and evolved our business mix toward greater contributions from our international, financial and telecommunication services divisions, lessening the impact of the anticipated decline in our domestic POS business.  Revenues in these three growth divisions increased more than 36% in 2004 and now represent over 55% of revenues at year-end versus 45% in 2003.  Further, strong contribution margins from these divisions helped us drive our 60.2% adjusted earnings growth.  For 2005, our expanding share of growing international markets underpins our confidence in our financial outlook.  Over the course of the coming year, we expect to derive 60-65% of our revenue from ISD, FSD and TSD as we pursue our growth opportunities in these divisions, and we will continue our initiatives in emerging domestic POS markets.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliate and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference call to discuss fourth quarter and full-year 2004 financial results on Thursday, February 10, 2005, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3944, passcode # 67205903. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.  For those who cannot listen to the live broadcast, a replay of the call will be available from February 10, 2005 at 7:00 p.m. Eastern Time through March 10, 2005, and can be accessed by dialing 617-801-6888, passcode 23307435.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate future acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s prospectus filed with the SEC on September 28, 2004.  In addition, the statements in this press release are made as of February 10, 2005.  The Company expects that subsequent events or developments will cause its views to change.  The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 10, 2005.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Pam Bentley, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenues	$63,432	$61,358	$249,112	$223,353
Operating expenses:
Cost of network services	29,186	32,863	120,356	119,990
Engineering and development	4,008	3,176	14,688	11,560
Selling, general, and administrative	12,750	9,756	49,264	37,284
Depreciation and amortization of property and equipment	5,459	5,687	20,205	20,220
Amortization of intangible assets	7,717	6,912	28,573	25,769
Total operating expenses	59,120	58,394	233,086	214,823
Income from operations	4,312	2,964	16,026	8,530
Interest expense	(869)	(2,657)	(7,341)	(11,272)
Interest and other income	1,165	875	1,601	2,544
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates	4,608	1,182	10,286	(198)
Income tax provision	(1,919)	(260)	(4,263)	(838)
Equity in net loss of unconsolidated affiliates	(260)	(39)	(1,039)	(64)
Net income (loss)	2,429	883	4,984	(1,100)
Dividends on preferred stock	—	(3,949)	(3,428)	(15,060)
Net income (loss) attributable to common stockholders	$2,429	$(3,066)	$1,556	$(16,160)

Basic net income (loss) per common share	$0.09	$(0.25)	$0.06	$(1.31)

Diluted net income (loss) per common share	$0.09	$(0.25)	$0.06	$(1.31)

Basic weighted average common shares outstanding	27,949,087	12,373,369	24,114,348	12,373,343

Diluted weighted average common shares outstanding	28,361,531	12,373,369	24,449,283	12,373,343

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$19,788	$11,074
Accounts receivable, net	47,896	41,490
Other current assets	9,349	7,457
Total current assets	77,033	60,021
Property and equipment, net	50,587	45,745
Goodwill and identifiable intangible assets, net	210,594	228,372
Other assets	18,198	8,221
Total assets	$356,412	$342,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,000	$28,731
Accounts payable, accrued expenses and other current liabilities	43,528	42,072
Deferred revenue	14,419	7,320
Total current liabilities	66,947	78,123
Long-term debt, net of current portion	42,000	121,664
Other liabilities	4,967	3,614
Total liabilities	113,914	203,401

Class A redeemable convertible preferred stock	—	176,470

Total stockholders’ equity (deficit)(1)(2)	242,498	(37,512)
Total liabilities and stockholders’ equity	$356,412	$342,359

(1)          The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004.  In connection with the IPO, the Company converted all of its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,711 shares of common stock.

(2)          The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004.  On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.  As of December 31, 2004, TNS had 27,966,053 common shares outstanding.

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Net income (loss)	$2,429	$883	$4,984	$(1,100)
Non-cash and working capital items	18,521	17,213	49,945	49,177
Net cash provided by operating activities:	20,950	18,096	54,929	48,077
Purchases of property and equipment	(6,986)	(5,993)	(23,382)	(17,114)
Purchase of Synapse assets from USWD	—	—	(6,077)	—
Purchase of vending assets from USWD	—	—	(3,748)	—
Purchase of assets from ICG	(1,730)	—	(1,730)	—
Investments in affiliated entities	—	—	(3,600)	(100)
Purchase of Openet S.r.l., net of cash acquired	—	—	—	(1,985)
Purchase of Transpoll Offline	—	(2,523)	—	(2,523)
Net cash used in investing activities:	(8,716)	(8,516)	(38,537)	(21,722)
Proceeds from issuance of long-term debt, net	—	—	84,531	—
Payment of refinancing costs	—	—	—	(588)
Repayment of long-term debt	(27,260)	(5,988)	(185,906)	(18,952)
Payment of dividend on preferred stock	—	—	(173)	—
Proceeds from stock option exercises	206	—	307	14
Net proceeds from issuance of common stock	22,190	—	93,706	—
Net cash used in financing activities:	(4,864)	(5,988)	(7,535)	(19,526)
Effect of exchange rates on cash and cash equivalents	(548)	(646)	(143)	(1,739)
Net increase in cash and cash equivalents	6,822	2,946	8,714	5,090
Cash and cash equivalents, beginning of period	12,966	8,128	11,074	5,984
Cash and cash equivalents, end of period	$19,788	$11,074	$19,788	$11,074

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

EBITDA before stock compensation expense:
Income from operations (GAAP)	$4,312	$2,964	$16,026	$8,530
Add back the following items:
Depreciation and amortization of property and equipment	5,459	5,687	20,205	20,220
Amortization of intangible assets	7,717	6,912	28,573	25,769
Stock compensation expense	376	21	1,174	94
EBITDA before stock compensation expense	$17,864	$15,584	$65,978	$54,613

Adjusted Earnings:
Income (loss) before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$4,608	$1,182	$10,286	$(198)
Add back the following items:
Equity in net loss of unconsolidated affiliates	(260)	(39)	(1,039)	(64)
Amortization of intangible assets	7,717	6,912	28,573	25,769
Other debt related costs (3)	—	—	2,022	—
Stock compensation expense	376	21	1,174	94
Adjusted earnings before income taxes	12,441	8,076	41,016	25,601
Income tax provision at 38%	4,728	3,069	15,586	9,728
Adjusted earnings	$7,713	$5,007	$25,430	$15,873

Weighted average common shares – diluted(1)(2)	28,361,531	12,373,369	24,449,283	12,373,343

Adjusted earnings per common share – diluted	$0.27	$0.40	$1.04	$1.28

(1)          The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004.  In connection with the IPO, the Company converted all of its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,711 shares of common stock.

(2)          The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004.  On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.  As of December 31, 2004, TNS had 27,966,053 common shares outstanding.

(3)          Represents the non-cash write-off of debt issuance costs associated with the early payoff of term debt in March 2004.

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